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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON D.C. 20549


                                   ----------

                                    FORM 8-K



                                 CURRENT REPORT
                       Pursuant to Section 13 or 15 (d) of
                       the Securities Exchange Act of 1934



                Date of Report (Date of earliest event reported):
                                  June 17, 1997

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                                   TEXACO INC.
             (Exact name of registrant as specified in its charter)



           Delaware                       1-27                74-1383447
(State or other jurisdiction of      (Commission File      (I.R.S. Employer
      incorporation)                     Number)          Identification Number)



      2000 Westchester Avenue,                                     10650
       White Plains, New York                                    (Zip Code)
(Address of principal executive offices)


                                 (914) 253-4000

              (Registrant's telephone number, including area code)

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Item 5. Other Events
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1.       On June 17, 1997, the Registrant's 50 percent owned  affiliate,  Caltex
         Petroleum Corporation ("Caltex"), announced that it has received a claim from the U. S. Internal Revenue Service ("IRS") for $292 million in excise taxes, plus interest and penalties.

         The IRS claim relates to crude oil sales to Japanese customers beginning in 1980. Prior to 1980, Caltex directly supplied crude oil to its Japanese customers. In 1980, a Caltex subsidiary, Caltex Trading and Transport Corporation, also became a contractual supplier of crude oil to the Japanese customers. The IRS position is that this was a transfer of property, and thus taxable.

         Caltex announced that it will challenge the claim and fully expects to prevail, since the addition of another supplying company was not a taxable event. Additionally, Caltex believes the claim is based on an overstated value. Finally, Caltex disagrees with the imposition and calculation of interest and penalties. Just as Caltex believes the underlying excise tax claim is wrong, Caltex also believes the related claim for approximately $140 million in penalties is equally wrong and the IRS claim for almost $1.6 billion in interest charges is flawed. Caltex believes that the likelihood that it will pay these charges is remote.

         The Registrant believes that this claim is entirely without merit and is not anticipated to be materially important in relation to its consolidated financial position or results of operations.

         Caltex is a joint venture corporation owned 50 percent each by subsidiaries of the Registrant and Chevron Corporation. Through its subsidiaries and affiliates, Caltex refines and markets petroleum products in more than 60 countries in the Asia-Pacific region, Africa and the Middle East.









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                                   SIGNATURES




Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.








                                                                TEXACO INC.
                                                            -------------------
                                                               (Registrant)





                                                       By:      R. E. KOCH
                                                            -------------------
                                                           (Assistant Secretary)





Date:  June 19, 1997
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